Cohen & Co

Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2025, relating to the financial statements and financial highlights of Victory Portfolios II comprising the identified funds in Attachment A, which are included in Form N-CSR for the year or period ended June 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Additional Information” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 23, 2025

Attachment A

Victory Portfolios II – June 30, 2025

Victory Market Neutral Income Fund VictoryShares US 500 Volatility Wtd ETF VictoryShares International Volatility Wtd ETF VictoryShares US Large Cap High Div Volatility Wtd ETF VictoryShares US Small Cap High Div Volatility Wtd ETF VictoryShares Dividend Accelerator ETF VictoryShares US Multi-Factor Minimum Volatility ETF VictoryShares US 500 Enhanced Volatility Wtd ETF VictoryShares US EQ Income Enhanced Volatility Wtd ETF VictoryShares Free Cash Flow ETF

VictoryShares Small Cap Free Cash Flow ETF

VictoryShares Free Cash Flow Growth ETF VictoryShares International Free Cash Flow ETF VictoryShares International Free Cash Flow Growth ETF VictoryShares Short-Term Bond ETF

VictoryShares Core Intermediate Bond ETF VictoryShares Core Plus Intermediate Bond ETF VictoryShares Corporate Bond ETF VictoryShares WestEnd Economic Cycle Bond ETF VictoryShares Pioneer Asset-Based Income ETF VictoryShares US Value Momentum ETF VictoryShares US Small Mid Cap Value Momentum ETF VictoryShares International Value Momentum ETF VictoryShares Emerging Markets Value Momentum ETF VictoryShares WestEnd U.S. Sector ETF VictoryShares WestEnd Global Equity ETF VictoryShares Hedged Equity Income ETF